Exhibit 99.1

Noodles & Company Announces Third Quarter 2013 Financial Results

BROOMFIELD, Colo., November 6, 2013 (Globe Newswire) - Noodles & Company (NASDAQ: NDLS) today announced financial results for the third quarter ended October 1, 2013.
Key highlights for the third quarter of 2013 compared to the third quarter of 2012 include:

•	GAAP net income increased to $3.3 million, from $0.1 million.

•	Adjusted net income(1) increased 44.6% to $3.3 million or $0.11 per diluted share, from $2.3 million.

•	Adjusted EBITDA(1) increased 24.0% to $11.3 million, from $9.1 million.

•	Total revenue increased 15.4% to $88.9 million from $77.1 million.

•	Comparable restaurant sales increased 2.4% for company-owned restaurants, 0.5% for franchise restaurants and 2.1% system-wide.

•	Restaurant contribution margin decreased 30 basis points to 20.7%.

•	20 new restaurants opened system-wide, including 15 company-owned and five franchise restaurants.
Key highlights for the first three quarters of 2013 compared to the first three quarters of 2012 include:

•	GAAP net income increased to $4.3 million, or $0.16 per diluted share, from $3.6 million.

•	Adjusted net income(1) increased 21.4% to $8.6 million, or $0.28 per diluted share, from $7.1 million, or $0.24 per diluted share.

•	Adjusted EBITDA(1) increased 17.9% to $32.0 million, from $27.2 million.

•	Total revenue increased 16.6% to $259.5 million from $222.5 million.

•	Comparable restaurant sales increased 3.1% for company-owned restaurants, 0.3% for franchise restaurants and 2.7% system-wide.

•	Restaurant contribution margin decreased 60 basis points to 20.6%.

•	42 new restaurants opened system-wide, including 35 company-owned and seven franchise restaurants.
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(1) Adjusted net income and Adjusted EBITDA are non-GAAP measures. A reconciliation of US GAAP net income to each of these measures is included in the accompanying financial data. See "Non-GAAP Financial Measures."

Kevin Reddy, Chairman and Chief Executive Officer of Noodles & Company, remarked “Our excellent 45% earnings growth in the third quarter despite a tepid consumer environment is continued evidence of Noodles & Company's ability to sustain our long track record of strong, consistent growth. Moreover, our investments in building the brand have us well positioned to increase our guidance on comparable restaurant sales and new unit growth for the full year 2013, supporting one of the most attractive growth profiles in the industry.”

Third Quarter 2013 Financial Results
Revenue Growth of 15.4%
Total revenue increased $11.8 million in the third quarter of 2013, or 15.4%, to $88.9 million, compared with $77.1 million in the third quarter of 2012. This increase was the result of new restaurants opened system-wide since the beginning of the third quarter of 2012, in addition to an increase in sales at our comparable base restaurants.
In the third quarter of 2013, comparable restaurant sales increased 2.4% for company-owned restaurants, increased 0.5% for franchise restaurants and increased 2.1% system-wide.
The company-owned comparable restaurant sales increase of 2.4% in the third quarter 2013 was comprised of a traffic increase of 0.7% and an increase in per person spend of 1.7%.

Adjusted Net Income(2) Growth of 44.6%
Net income was $3.3 million in the third quarter of 2013, compared with net income of $0.1 million in the third quarter of 2012. Adjusted net income increased 44.6% to $3.3 million, from $2.3 million in the prior period.
Restaurant contribution margin decreased to 20.7% in the third quarter of 2013, compared with 21.0% in the third quarter of 2012. The decrease was primarily due to increased operating and occupancy costs, resulting from investment in supplies and smallwares related to our limited-time offering, repairs and maintenance, as well as expenses related to the increased number of new restaurants.

In the third quarter of 2013, we changed the manner in which we report marketing expenses between general and administrative expenses and other restaurant operating costs to more appropriately reflect only those costs directly related to restaurant-level marketing in other restaurant operating costs.  Marketing costs previously reported as restaurant operating costs, that were not directly related to restaurant-level marketing, have been reclassified to general and administrative expense in all periods presented with no impact on income from operations.  The reclassification by quarter is included in the accompanying financial data.
First Three Quarters 2013 Financial Results
Revenue Growth of 16.6%
Total revenue increased $37.0 million in the first three quarters of 2013, or 16.6%, to $259.5 million, compared with $222.5 million in the same period of 2012. This increase was the result of new restaurants opened system-wide since the beginning of the third quarter of 2012, in addition to an increase in sales at our comparable base restaurants. Comparable restaurant sales increased 3.1% for company-owned restaurants, increased 0.3% for franchise restaurants and increased 2.7% system-wide.

Adjusted Net Income(2) Growth of 21.4%
Net income was $4.3 million for the first three quarters of 2013, compared to net income of $3.6 million in the same period of 2012. Adjusted net income increased 21.4% to $8.6 million.
Restaurant contribution margin was 20.6% as a percentage of restaurant revenue in the first three quarters of 2013, compared with 21.2% in the same period of 2012, due primarily to increases in occupancy and restaurant operating costs as a percentage of revenue.
Initial Public Offering
On July 2, 2013, the Company successfully completed its initial public offering of Class A common stock at $18.00 per share. The Company issued 6,160,714 shares, including 803,571 shares sold to the underwriters pursuant to their over-allotment option. After underwriter discounts and commissions and offering expenses, the Company received net proceeds from the offering of $100.2 million. These proceeds were used to repay all but $0.2 million of the Company's outstanding debt as of July 2, 2013.
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(2) Adjusted net income is a non-GAAP measure. A reconciliation of US GAAP net income to adjusted net income is included in the accompanying financial data. See "Non-GAAP Financial Measures."

2013 Outlook
Management is affirming their expectation of adjusted diluted net income per share between $0.39 and $0.41 for the full year of 2013. This compares to adjusted diluted net income per share of $0.31 in 2012. Mr. Reddy remarked "Our strong early performance in the fourth quarter has resulted in our increased guidance of company-owned comparable restaurant sales growth expected for the full year 2013. Also, our team's continued efforts in developing the brand through productive new unit growth leads us to anticipate an increase in new units expected to open this year compared with prior guidance." The Company's current guidance is based, in part, on the following assumptions for fiscal year 2013:

•	41 to 42 new company-owned restaurant openings, net of one closure in first quarter of 2013

•	Nine to ten new franchise restaurant openings

•	Net revenue of $348 million to $352 million

•	Company-owned comparable restaurant sales growth of approximately 3.25% to 3.75% for the full year 2013, implying fourth quarter 2013 comparable restaurant sales growth of 3.75% to 4.25%

•	An effective full year tax rate of 39.2%

•	Capital expenditures of approximately $46 million to $50 million

•	Annual weighted average adjusted diluted shares outstanding of 31.1 million to 31.3 million

•	Comparable adjustments to net income as discussed in "Reconciliations of Non-GAAP Measurements to US GAAP Results"

Key Definitions:
Comparable Restaurant Sales represent year-over-year sales comparisons for restaurants open for at least 18 full periods.
Per Person Spend represents restaurant sales divided by traffic. Traffic represents the approximate number of entrees sold.
Restaurant Contribution Margin represents restaurant revenue less restaurant operating costs which are costs of sales, labor, occupancy and other restaurant operating costs.
Adjusted EBITDA represents net income before interest expense, debt extinguishment expense, provision for income taxes, asset disposals, closure costs and restaurant impairments, depreciation and amortization, stock-based compensation, management fees, IPO related expenses and other one time expenses. Adjusted EBITDA is presented because: (i) management believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, closure costs and restaurant impairments and (ii) management uses it internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare performance to that of the competitors. See “Non-GAAP Financial Measures” below.
Adjusted Net Income represents net income plus a net savings in interest expense as a result of the pay down of debt using IPO proceeds, plus debt extinguishment expense, IPO related expenses and pre-IPO management fees, less incremental costs of being a public company and the tax effects of these adjustments. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding the Company's performance excluding the impact of the IPO and other special items that affect the comparability of results in past quarters and expected in future quarters. See “Non-GAAP Financial Measures” below.
Conference Call
Noodles & Company will host a conference call to discuss the third quarter financial results on Wednesday, November 6, 2013 at 4:30 PM Eastern Time.
The conference call can be accessed live over the phone by dialing (877) 303-1298 or for international callers by dialing (253) 237-1032. A replay will be available after the call and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the passcode is 86968470. The replay will be available until Wednesday, November 20, 2013. The conference call will also be webcast live from the Company's corporate website at investor.noodles.com, under the "Events & Presentations" page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded until Wednesday, November 20, 2013.
Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company uses the following non-GAAP financial measures: adjusted EBITDA, adjusted net income and adjusted EPS (collectively the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding the Company's performance excluding the impact of the IPO and other special items that affect the comparability of results in past quarters and expected in future quarters, such as the adjustment to eliminate the historical interest expense for all periods presented that were based upon actual outstanding balances before the application of the net proceeds from our IPO. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.
For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
About Noodles & Company
Founded in 1995, Noodles & Company is a fast-casual restaurant chain that serves classic noodle and pasta dishes from around the world with 368 locations system-wide in 29 states and the District of Columbia as of Tuesday, October 1, 2013. Known as Your World Kitchen, Noodles & Company's globally inspired menu consists of more than 25 fresh, customizable noodle bowls, salads, soups and sandwiches that are prepared quickly using quality ingredients. From healthy to indulgent, spicy to comforting, the menu provides favorites for everyone from kids to adults. Popular dishes include the sweet and spicy Japanese Pan Noodles, zesty Pesto Cavatappi and creamy Wisconsin Mac & Cheese.

Forward-Looking Statements
This press release contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words, and variations of words, such as “believe,” “estimate,” “anticipate,” “expect,” “intend,” “may,” “will,” “would” and similar expressions are intended to identify our forward-looking statements. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding 2013 guidance, comparable restaurant sales and operating margins, new restaurant development, expected public company expense, and our outlook, in particular, our target and adjusted net income, targeted restaurant openings and effective tax rate. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company's forward-looking statements. These risks and uncertainties include: our ability to maintain increases in comparable restaurant sales and to successfully execute our growth strategy; our ability to open new restaurants on schedule; current economic conditions; price and availability of commodities; consumer confidence and spending patterns; the assumptions used in the adjustment of interest expense and the adjustments for certain incremental legal, accounting, insurance and other compliance costs used in the calculation of adjusted net income; changes in consumer tastes and the level of acceptance of the Company's restaurant concepts (including consumer acceptance of prices); consumer reaction to public health issues and perception of food safety; seasonal factors; and weather.  For additional information on these and other factors that could affect the Company's forward-looking statements, see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including our final prospectus filed June 28, 2013.  The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Noodles & Company
Consolidated Statements of Income
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	October 1, 2013	October 2, 2012	October 1, 2013	October 2, 2012
Revenue:
Restaurant revenue	$87,864	$76,306	$256,744	$220,261
Franchising royalties and fees	1,072	793	2,711	2,220
Total revenue	88,936	77,099	259,455	222,481
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	23,127	20,246	67,524	58,423
Labor	26,345	23,065	77,464	66,002
Occupancy	8,870	7,468	25,824	21,669
Other restaurant operating costs (1)	11,315	9,488	32,962	27,449
General and administrative (1) (2)	6,939	7,464	27,808	21,426
Depreciation and amortization	5,238	4,334	15,074	12,165
Pre-opening	1,183	829	2,873	2,000
Asset disposals, closure costs and restaurant impairments	339	201	837	663
Total costs and expenses	83,356	73,095	250,366	209,797
Income from operations	5,580	4,004	9,089	12,684
Debt extinguishment expense	—	2,646	—	2,646
Interest expense	132	1,118	2,199	3,894
Income before income taxes	5,448	240	6,890	6,144
Provision for income taxes	2,183	107	2,633	2,540
Net income	$3,265	$133	$4,257	$3,604
Earnings per share of Class A and Class B common stock, combined:
Basic	$0.11	$0.01	$0.17	$0.16
Diluted	$0.11	$0.01	$0.16	$0.16
Weighted average shares of Class A and Class B common stock outstanding, combined:
Basic	29,399,650	23,238,984	25,382,805	23,238,984
Diluted	31,063,213	23,388,729	26,528,004	23,250,745
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(1)
In the third quarter of 2013, we changed the manner in which we report marketing expenses between general and administrative expenses and other restaurant operating costs to more appropriately reflect only those costs directly related to restaurant-level marketing in other restaurant operating costs.  Marketing costs previously reported as restaurant operating costs, that were not directly related to restaurant-level marketing, have been reclassified to general and administrative expense.  The reclassification is reflected in all periods presented herein, as well as by historical quarter in the accompanying selected operating data and did not impact income from operations.

(2)
In the second quarter of 2013, we incurred $5.7 million of IPO related expenses: $2.0 million of stock-based compensation related to accelerated vesting of outstanding stock options, $1.2 million of stock-based compensation related to stock options granted to our Chief Executive Officer and President and Chief Operating Officer of which 50% were vested at grant, $1.7 million of transaction bonuses and related payroll taxes and $0.8 million in transaction payments to our Equity Sponsors. Additionally, the third quarter of 2012 and the first three quarters of 2013 and 2012 included $250,000, $500,000 and $750,000, respectively, of management fee expense in accordance with our management services agreement and through the Class C common stock dividend paid to the holder of the one outstanding share of our Class C common stock. In connection with our IPO, the management services agreement expired and the one share of Class C common stock was redeemed.

Noodles & Company
Consolidated Statements of Income as a Percentage of Revenue
(in thousands, unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	October 1, 2013	October 2, 2012	October 1, 2013	October 2, 2012
Revenue:
Restaurant revenue	98.8%	99.0%	99.0%	99.0%
Franchising royalties and fees	1.2	1.0	1.0	1.0
Total revenue	100.0	100.0	100.0	100.0
Costs and Expenses:
Restaurant Operating Costs (exclusive of depreciation and amortization shown separately below):(1)
Cost of sales	26.3	26.5	26.3	26.5
Labor	30.0	30.2	30.2	30.0
Occupancy	10.1	9.8	10.1	9.8
Other restaurant operating costs (2)	12.9	12.4	12.8	12.5
General and administrative (2) (3)	7.8	9.7	10.7	9.6
Depreciation and amortization	5.9	5.6	5.8	5.5
Pre-opening	1.3	1.1	1.1	0.9
Asset disposals, closure costs and restaurant impairments	0.4	0.3	0.3	0.3
Total costs and expenses	93.7	94.8	96.5	94.3
Income from operations	6.3	5.2	3.5	5.7
Debt extinguishment expense	—	3.4	—	1.2
Interest expense	0.1	1.5	0.8	1.8
Income before income taxes	6.1	0.3	2.7	2.8
Provision for income taxes	2.5	0.1	1.0	1.1
Net income	3.7%	0.2%	1.6%	1.6%

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(1)	As a percentage of restaurant revenue.

(2)
In the third quarter of 2013, we changed the manner in which we report marketing expenses between general and administrative expenses and other restaurant operating costs to more appropriately reflect only those costs directly related to restaurant-level marketing in other restaurant operating costs.  Marketing costs previously reported as restaurant operating costs, that were not directly related to restaurant-level marketing, have been reclassified to general and administrative expense.  The reclassification is reflected in all periods presented herein, as well as by historical quarter in the accompanying selected operating data and did not impact income from operations.

(3)
In the second quarter of 2013, we incurred $5.7 million of IPO related expenses: $2.0 million of stock-based compensation related to accelerated vesting of outstanding stock options, $1.2 million of stock-based compensation related to stock options granted to our Chief Executive Officer and President and Chief Operating Officer of which 50% were vested at grant, $1.7 million of transaction bonuses and related payroll taxes and $0.8 million in transaction payments to our Equity Sponsors. Additionally, the third quarter of 2012 and the first three quarters of 2013 and 2012 included $250,000, $500,000 and $750,000, respectively, of management fee expense in accordance with our management services agreement and through the Class C common stock dividend paid to the holder of the one outstanding share of our Class C common stock. In connection with our IPO, the management services agreement expired and the one share of Class C common stock was redeemed.

Noodles & Company
Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant activity and comparable restaurant sales, unaudited)

	As of
	October 1, 2013	January 1, 2013
Balance Sheet Data
Total current assets	$18,512	$16,154
Total assets	181,810	156,995
Total current liabilities	27,562	23,760
Total long-term debt	1,714	93,731
Total liabilities	59,298	142,987
Temporary equity	—	3,601
Total stockholders' equity	122,512	10,407

	Fiscal Quarter Ended
	October 1, 2013	July 2, 2013	April 2, 2013	January 1, 2013	October 2, 2012
Selected Operating Data
Restaurant Activity:
Company-owned restaurants at end of period	310	295	284	276	261
Franchise restaurants at end of period	58	53	51	51	48
Revenue Data:
Company-owned average unit volumes	$1,181	1,184	1,180	1,178	1,175
Franchise average unit volumes	$1,132	1,123	1,121	1,128	1,118
Company-owned comparable restaurant sales	2.4%	4.7%	2.2%	4.2%	3.4%
Franchise comparable restaurant sales	0.5%	2.3%	(1.9)%	2.9%	2.9%
System-wide comparable restaurant sales	2.1%	4.4%	1.5%	4.0%	3.3%
Reclassification:
In the third quarter of 2013, we changed the manner in which we allocate marketing expenses between general and administrative expenses and other restaurant operating costs such that only those costs directly related to restaurant-level marketing are recorded in other restaurant operating costs.  Marketing costs previously reported as restaurant operating costs, that were not directly related to restaurant-level marketing, have been reclassified to general and administrative expense in our consolidated financial statements.  Historical consolidated financial statements have been recast to reflect the change as presented below:
2013 Previously Reported:

	Fiscal Quarter Ended
	July 2, 2013			April 2, 2013
	Reported		Revised	Reported		Revised
Other restaurant operating costs	11,575	(1,008)	10,567	11,060	20	11,080
General and administrative	12,646	1,008	13,654	7,235	(20)	7,215
2012 Previously Reported:

	Fiscal Quarter Ended
	January 1, 2013			October 2, 2012			July 3, 2012			April 3, 2012
	Reported		Revised	Reported		Revised	Reported		Revised	Reported		Revised
Other restaurant operating costs	9,688	(757)	8,931	10,290	(802)	9,488	9,711	(682)	9,029	9,553	(621)	8,932
General and administrative	6,899	757	7,656	6,662	802	7,464	6,217	682	6,899	6,442	621	7,063

Reconciliations of Non-GAAP Measurements to US GAAP Results

Noodles & Company
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	October 1, 2013	October 2, 2012	October 1, 2013	October 2, 2012
	(in thousands, unaudited)
Net income	$3,265	$133	$4,257	$3,604
Depreciation and amortization	5,238	4,334	15,074	12,165
Interest expense	132	1,118	2,199	3,894
Provision for income taxes	2,183	107	2,633	2,540
EBITDA	$10,818	$5,692	$24,163	$22,203
Debt extinguishment expense	—	2,646	—	2,646
Asset disposals, closure costs and restaurant impairment	339	201	837	663
Management fees(a)	—	250	500	750
Stock-based compensation expense	131	315	873	921
IPO related expenses(b)	—	—	5,667	—
Adjusted EBITDA	$11,288	$9,104	$32,040	$27,183
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EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by US GAAP, and our calculation thereof may not be comparable to that reported by other companies. These measures are presented because we believe that investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations.
EBITDA is calculated as net income before interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations described in the table below.
EBITDA and adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, closure costs and restaurant impairments and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our US GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

(a)
The third quarter of 2012 and the first three quarters of 2013 and 2012 included $250,000, $500,000 and $750,000, respectively, of management fee expense in accordance with our management services agreement and through the Class C common stock dividend paid to the holder of the one outstanding share of our Class C common stock. In connection with our IPO, the management services agreement expired and the one share of Class C common stock was redeemed.

(b)
Reflects certain expenses incurred in conjunction with the closing of our initial public offering. Amount includes $2.0 million of stock-based compensation related to accelerated vesting of outstanding stock options, $1.2 million of stock-based compensation related to stock options granted to our Chief Executive Officer and President and Chief Operations Officer of which 50% were vested at grant, $1.7 million of transaction bonuses and related payroll tax and $0.8 million in transaction payments to our Equity Sponsors.

Noodles & Company
Reconciliation of Net Income to Adjusted Net Income
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	October 1, 2013	October 2, 2012	October 1, 2013	October 2, 2012
	(in thousands, unaudited)
Net income	$3,265	$133	$4,257	$3,604
Interest expense as reported (a)	—	1,118	2,067	3,894
Debt extinguishment expense (b)	—	2,646	—	2,646
Adjusted interest expense using reduced debt balances (c)	—	(162)	(301)	(434)
Pre-IPO management fees (d)	—	250	500	750
IPO related expenses (e)	—	—	5,667	—
Estimated incremental public costs (f)	—	(357)	(714)	(1,071)
Tax effect of adjustments (g)	—	(1,370)	(2,830)	(2,267)
Adjusted net income	$3,265	$2,258	$8,646	$7,122

Adjusted earnings per Class A and Class B common stock, combined (h)
Basic	$0.11	$0.08	$0.29	$0.24
Diluted	$0.11	$0.08	$0.28	$0.24
Pro forma weighted average Class A and Class B common stock outstanding, combined (h)
Basic	29,399,650	29,399,698	29,399,698	29,399,698
Diluted	31,063,213	29,549,443	30,544,897	29,411,459
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Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income plus a net savings in interest expense as a result of the pay down of debt using IPO proceeds, plus IPO related expenses and pre-IPO management fees, less estimated incremental costs of being a public company and the tax effects of these adjustments. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding our performance excluding the impact of the IPO and other special items that affect the comparability of results in past quarters and expected in future quarters. Adjusted net income as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted net income should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

(a)	Reflects the adjustment to eliminate the historical interest expense for all periods presented that were based upon actual outstanding balances before the application of the net proceeds from our IPO.

(b)	Reflects debt extinguishment expense recognized in conjunction with the amendment to our credit facility in July 2012 to extend the maturity date and to reduce interest rates on borrowings.

(c)
Reflects interest expense assuming no term loan balance and daily balances outstanding on our revolver adjusted for the repayment of the revolver down to $0.2 million. This balance reflects $100.2 million repayment of both term and revolving debt from the net proceeds of our IPO. The interest adjustment is based on the following assumptions:

(1) Unused facility fees based on the daily revolver balances; and
(2) Lower annual amortization of deferred loan costs due to the repayment of the term loan.

(d)	Reflects the elimination of the management fees and Class C common stock dividend paid to our sponsors for the periods presented.

(e)
Reflects certain expenses incurred in conjunction with the closing of our initial public offering. Amount includes $2.0 million of stock-based compensation related to accelerated vesting of outstanding stock options, $1.2 million of stock-based compensation related to stock options granted to our Chief Executive Officer and President and Chief Operations Officer of which 50% were vested at grant, $1.7 million of transaction bonuses and related payroll tax and $0.8 million in transaction payments to our Equity Sponsors.

(f)
Reflects an adjustment of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company. By its nature, this adjustment involves risks and uncertainties, and the actual costs incurred could be different than this adjustment.

(g)	Reflects the tax expense associated with the adjustments in a through e above at the normalized tax rate of 39.2%, which reflects our estimated long-term effective tax rate.

(h)
Reflects weighted average shares outstanding as if all shares sold in our IPO were outstanding as of the first day of our fiscal year. Adjusted per share amounts are calculated by dividing adjusted net income by the adjusted basic and diluted weighted average shares outstanding.